Exhibit 99.1

NEWS BULLETIN	AAON, Inc. 2425 South Yukon Ave. • Tulsa, OK 74107-2728 • Ph: (918) 583-2266 • Fax: (918) 583-6094 • •http://www.aaon.com•

FOR IMMEDIATE RELEASE November 8, 2012	For Further Information: Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295 Email: jrladvisor@yahoo.com

AAON REPORTS HIGHER SALES AND EARNINGS
                 AND DECLARES DIVIDENDS

Tulsa, OK, November 8, 2012 – AAON, Inc. (NASDAQ-AAON), today announced its operating results for the third quarter and nine-month period ended September 30, 2012, and declares dividends.

In the quarter, net sales increased 4% to $76.8 million from $73.8 million in 2011, and net income increased 7% to $6.0 million from $5.6 million last year. Earnings per diluted share were $0.24, up 4% from $0.23 for the same  period a year ago, based upon 24.7 million and 24.8 million diluted shares outstanding for the three months ended September 30, 2012, compared to September 30, 2011, respectively.  Of note, the Company’s combined income tax rate in the third quarter of 2012 totaled 43% compared to a rate of 35% in 2011. Income taxes for the full year 2012 are expected to be approximately 37%.

Net sales for the first nine months of 2012 increased 11% to a record $225.1 million from $202.8 million in 2011, and net income increased 52% to $19.9 million from $13.1 million. Earnings per diluted share were $0.80, up 51% from $0.53, based upon 24.7 million and 24.9 million diluted shares outstanding for the nine months ended September 30, 2012 compared to September 30, 2011, respectively.

The Company realized a 241% increase in cash flow from operations during the first nine months of 2012, which enabled it to pay off its revolving credit loan of $4.6 million and to accumulate cash and investments totaling $15.5 million.

Norman H. Asbjornson, President and CEO, stated, “The increases in revenues primarily reflect gains in market share, while the increases in earnings for the third quarter and first nine months of 2012 were attributable to improved productivity, which resulted in increased gross margins from 19.3% to 22.3% in the third quarters of 2011 and 2012, respectively, and from 18.6% to 23.0% for the nine-month periods ended September 30, 2011 and 2012. Our backlog at September 30, 2012 was $55.3 million compared to $54.1 million at the same time a year ago.”

At a meeting of the Board of Directors on November 7, 2012, the Board declared a regular semi-annual cash dividend of $0.12 per share.  Mr. Asbjornson said, “In view of our strong financial position, the Board also declared a one-time special cash dividend of $0.12 per share.”  Both dividends will be paid to the holders of the outstanding Common Stock of the Company as of the close of business on December 3, 2012, the record date, payable December 24, 2012.

Mr. Asbjornson said that, “We are very pleased with the results of the first nine months of 2012, particularly in light of the difficult existing market conditions, and anticipate an above average fourth quarter.”

The Company will host a conference call today at 4:15 P.M. ET to discuss the third quarter results.
To participate, call 1-877-737-1669 (Code: VA32741).

AAON, Inc. is a manufacturer of air-conditioning and heating equipment consisting of rooftop units, chillers, air-handling units, condensing units, heat recovery units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc., and Subsidiaries
Consolidated Statements of Income
(Unaudited) (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$76,816	$73,829	$225,106	$202,818
Cost of sales	59,667	59,570	173,336	165,184
Gross profit	17,149	14,259	51,770	37,634
Selling, general and administrative expenses	6,747	5,451	19,627	16,699
Gain on disposal of assets	4	6	17	14
Income from operations	10,406	8,814	32,160	20,949
Interest expense	(16)	(59)	(43)	(173)
Interest income	40	22	55	87
Other income (expense), net	53	(122)	50	(690)
Income before income taxes	10,483	8,655	32,222	20,173
Income tax provision	4,476	3,029	12,351	7,058
Net income	$6,007	$5,626	$19,871	$13,115
Earnings per share
Basic	$0.24	$0.23	$0.81	$0.53
Diluted	$0.24	$0.23	$0.80	$0.53
Cash dividends declared per common share:	$0.00	$0.00	$0.12	$0.12
Weighted average shares outstanding:
Basic	24,535	24,667	24,558	24,708
Diluted	24,667	24,844	24,722	24,902

AAON, Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited) (In thousands, except share and per share data)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$7,017	$13
Certificates of deposit	1,200	-
Investments held to maturity at amortized cost	2,077	-
Accounts receivable, net	42,371	34,137
Income tax receivable	2,313	10,016
Note receivable	28	27
Inventories, net	37,650	34,948
Prepaid expenses and other	575	723
Deferred tax assets	4,063	4,523
Total current assets	97,294	84,387
Property, plant and equipment:
Land	1,340	1,340
Buildings	59,615	56,057
Machinery and equipment	117,648	114,256
Furniture and fixtures	8,415	7,784
Total property, plant and equipment	187,018	179,437
Less: Accumulated depreciation	94,384	85,935
Property, plant and equipment, net	92,634	93,502
Certificates of deposit	2,020	-
Investments held to maturity at amortized cost	3,195	-
Note receivable, long-term	1,111	1,092
Total assets	$196,254	$178,981
Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	-	4,575
Accounts payable	13,720	14,118
Accrued liabilities	29,200	19,994
Total current liabilities	42,920	38,687
Deferred tax liabilities	16,343	17,790
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 11,250,000 shares authorized, no shares issued	-	-
Common stock, $.004 par value, 112,500,000 shares authorized, 24,537,657 and 24,618,324 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	98	98
Additional paid-in capital	249	-
Retained earnings	136,644	122,406
Total stockholders’ equity	136,991	122,504
Total liabilities and stockholders’ equity	$196,254	$178,981

AAON, Inc., and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited) (In thousands)

	Nine Months Ended
	September 30,
	2012	2011
Operating Activities
Net income	$19,871	$13,115

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,079	8,174
Amortization of bond premiums	80	155
Provision for losses on accounts receivable, net of adjustments	(7)	(242)
Share-based compensation	625	509
Excess tax benefits from stock options exercised and restricted stock awards vested	(267)	(176)
Gain on disposition of assets	(17)	(14)
Foreign currency transaction gain	(40)	-
Deferred income taxes	(987)	(48)
Changes in assets and liabilities:
Accounts receivable	(8,227)	61
Income tax receivable	5,801	-
Inventories	(2,702)	(8,654)
Prepaid expenses and other	148	(194)
Accounts payable	2,681	(2,281)
Accrued liabilities	11,375	870
Net cash provided by operating activities	38,413	11,275

Investing Activities
Proceeds from sale of property, plant and equipment	311	55
Investment in certificates of deposits	(4,280)	-
Maturities of certificates of deposits	1,060	1,503
Purchases of investments held to maturity	(5,624)	-
Maturities of investments	-	8,793
Proceeds from called investment	270	-
Capital expenditures	(12,582)	(30,638)
Principal payments from note receivable	20	21
Net cash used in investing activities	(20,825)	(20,266)

Financing Activities
Borrowings under revolving credit facility	34,847	66,557
Payments under revolving credit facility	(39,422)	(52,592)
Stock options exercised	1,053	373
Excess tax benefits from stock options exercised and restricted stock awards vested	267	176
Repurchases of stock	(4,379)	(2,662)
Cash dividends paid to stockholders	(2,950)	(2,976)
Net cash (used) provided by financing activities	(10,584)	8,876
Net increase (decrease) in cash and cash equivalents	7,004	(115)
Cash and cash equivalents, beginning of year	13	2,393
Cash and cash equivalents, end of period	$7,017	$2,278